EXHIBIT 99.1

Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Proxy Advisory Firms Recommend Alpha Natural Resources Stockholders
Vote “FOR” Merger with Cliffs Natural Resources

ABINGDON, Va., November 7, 2008—Alpha Natural Resources, Inc. (NYSE: ANR) announced that Proxy Governance, Inc. (PGI) and Egan-Jones Proxy Services, two leading independent proxy advisory firms, have recommended that Alpha Naturals Resources’ stockholders vote "FOR" the adoption of the merger agreement with Cliffs Natural Resources Inc. (NYSE: CLF).

In making its recommendation, PGI stated the following:

“We support this transaction because it appears to make strong strategic sense and places fair value on the company based on analysts’ opinions, the premium offered, and the company’s historic prices.”

The Egan-Jones recommendation concluded their analysis as follows:

“Based on our review of publicly available information on strategic, corporate governance, and financial aspects of the proposed transactions, Egan-Jones views the proposed merger as a desirable approach in maximizing stockholder value.  After careful consideration, we believe that the merger agreement is in the best interests of the Company and its stockholders and its advantages and opportunities outweigh the risks associated with the transaction.”

The adoption of the merger agreement would entitle stockholders to receive .95 of a common share of Cliffs Natural Resources Inc. and $22.23 in cash for each share of Alpha Natural Resources common stock at the consummation of the merger.  As of the close of trading yesterday, Nov. 6, this entitlement represents a premium of 90% over the trading price of Alpha Natural Resources.

Alpha’s board of directors continues to recommend that stockholders vote "FOR" the adoption of the agreement and plan of merger at the upcoming special meeting, to be held on Friday, November 21, 2008.

Holders in need of assistance voting their shares can call Alpha Natural Resources’ proxy solicitor, D.F. King & Co., Inc., toll-free at (888) 887-0082.
One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • www.alphanr.com

About Alpha Natural Resources

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company’s reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 62 mines supplying 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,800 people.

ANRG

Investor/Media Contact: Ted Pile (276) 623-2920

Additional Information and Where to Find It
In connection with the proposed merger, Cliffs has filed with the SEC a Registration Statement on Form S-4 (File No. 333-152974), as amended, that includes a definitive joint proxy statement of Alpha and Cliffs that also constitutes a final prospectus of Cliffs. Alpha has mailed the joint proxy statement/prospectus to its stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED BY ALPHA AND CLIFFS WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You may obtain a free copy of the joint proxy statement/prospectus and other related documents filed by Alpha and Cliffs with the SEC at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus and the other related documents filed by Cliffs may also be obtained for free by accessing Cliffs’ website at www.cliffsnaturalresources.com and clicking on the “For Investors” link and then clicking on the link for “SEC Filings”. The documents relating to the proposed merger filed by Alpha may also be obtained for free by accessing Alpha’s website at www.alphanr.com by clicking on the link for “Investor Relations” and then clicking on the link for “SEC Filings”.

Participants in Solicitation
Alpha, Cliffs and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Cliffs shareholders or Alpha stockholders, as applicable, in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Cliffs shareholders or Alpha stockholders, as applicable, in connection with the proposed merger are set forth in the joint proxy statement/prospectus contained in the Registration Statement on Form S-4 (File No. 333-152974), as amended, filed by Cliffs with the SEC relating to the proposed merger. You can find information about Cliffs’ executive officers and directors in this joint proxy statement/prospectus contained in the Registration Statement on Form S-4 relating to the merger filed by Cliffs with the SEC and in Cliffs’ definitive proxy statement filed with the SEC on March 26, 2008. You can find information about Alpha’s executive officers and directors in Alpha’s definitive proxy statement filed with the SEC on March 27, 2008. You can obtain free copies of these documents from Alpha or Cliffs by accessing each company’s website as indicated above.